Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	Elizabeth Dolezal
Financial Relations Board
312-640-6771
edolezal@mww.com

COBRA ELECTRONICS REPORTS FOURTH QUARTER RESULTS

Adjusted Fourth Quarter Pretax Income at Breakeven on Significantly Lower Sales

2008 Adjusted Pretax of $3.6 Million versus Prior Year Adjusted Pretax of $1.5 Million

Earnings Eroded by Goodwill Impairment Charge and CSV Loss on Life Insurance

CHICAGO, IL – February 27, 2009 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported a net loss for the fourth quarter of $20.8 million, or $3.21 per share, as compared to a net loss in the prior year of $3.7 million, or $0.57 per share. Contributing to this loss was a goodwill impairment charge of $20.1 million and a loss on the cash surrender value of life insurance of $778,000. Absent these charges, which were driven primarily by the turmoil in the financial markets, Cobra would have had an adjusted pretax loss of $65,000 for the fourth quarter as compared to adjusted pretax income of $1.1 million in the prior year’s fourth quarter; both the current and the prior year’s results have been adjusted for the charges pertaining to the change in the company’s mobile navigation strategy.

For the year, Cobra reported a net loss of $18.8 million, or $2.91 per share, as compared to a net loss of $4.4 million, or $0.68 per share in the prior year. Adjusted pretax income for the year, which eliminates the goodwill impairment charge, the loss on cash surrender value of life insurance and mobile navigation charges, was $3.6 million as compared to adjusted pretax income for the prior year of $1.5 million, which eliminates mobile navigation charges and a gain on the cash surrender value of life insurance. These improved results, on an adjusted basis, were due to substantially improved gross margins and lower selling, general and administrative expenses.

Cobra recorded a non-cash goodwill impairment charge of $20.1 million in the fourth quarter. As a result of a substantial decrease in the market price of the company’s common stock, reflecting the very difficult market conditions of recent months, the company reassessed the carrying value of its goodwill as of December 31, 2008 in accordance with the requirements of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and concluded that its goodwill was impaired. As part of the

Cobra Fourth Quarter Results– 2

company’s assessment, we performed a reconciliation of book value to market price noting that management believes, based on SEC guidance, that goodwill cannot be sustained if the gap between the book value and market price cannot be explained by a reasonable control premium. As a result of this reconciliation, the discount rate applied to the forecasted cash flows of PPL was more than doubled from that which was applied in the prior impairment analyses and guideline company metrics were set at the low end of the range as compared to the previous analyses which had set these more in line with the average for comparable companies. These changes in assumptions resulted in the impairment of the entire goodwill balance at PPL. The non-cash goodwill impairment charges did not have any adverse effect on the covenant calculations under the Company’s debt agreements or the Company’s overall compliance with the covenants of its debt agreements and our bank relationships remain strong.

The decline in the financial markets also led to a substantial decline in the cash surrender value of life insurance that is in place to recapture the costs of deferred compensation programs for certain current and former officers of the company. The cash surrender value in the fourth quarter declined from $3.8 million to $3.0 million, for a loss of $778,000, or 20.4 percent, which was somewhat less than the decline in the S&P 500 index during the quarter. Although management is unable to predict when these values will return to previous levels, the decline does not affect the underlying purpose of these policies, which is ultimately to reimburse the costs of the deferred compensation programs. The estimated deferred compensation obligation as of December 31, 2008 was $6.6 million while the total death benefits from the underlying policies were $18.8 million.

“Global economic conditions in the fourth quarter were extremely challenging and our sales results reflect the drastic decline in consumer spending,” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer. “To the extent possible, Cobra addressed this decline by carefully managing those elements within our control, including inventory, other working capital items and selling, general and administrative expenses. Gross margins were held in line through better inventory management, eliminating the need for substantial pricing or program concessions. We also carefully reviewed all spending categories in the quarter and drove SG&A expenses down by more than 27 percent from the fourth quarter of the prior year.”

Net sales for the quarter declined to $28.3 million from $45.4 million in the prior year. Mobile navigation sales in the Cobra segment accounted for approximately $3.4 million of this decline, reflecting the company’s strategy to discontinue development of mass marketed mobile navigation products for the North American market and focus its efforts on niche opportunities. Additionally, sales of two-way radios, radar detectors and Citizens Band radios declined due to weak store traffic and competitive pressures. International sales for the Cobra segment increased relative to the prior year’s quarter primarily due to the strength of the two-way radio line in Canada. Net sales in the PPL segment decreased by $2.5 million, reflecting a marked slowdown in the UK economy, as well as the effects of exchange rate movements which accounted for approximately $520,000 of the decline.

Cobra reported nearly across-the-board improvements in gross margins as compared to the fourth quarter of 2007. On a consolidated basis, Cobra’s gross margin increased to 28.6 percent from 11.5 percent in the prior year. Approximately 16.0 points of this improvement can be attributed to the writedowns in the prior year pertaining to the change in mobile navigation strategy. The

Cobra Fourth Quarter Results– 3

balance of the improved gross margin – more than one full percentage point – can be credited to inventory management, resulting in lower airfreight expenses and fewer writedowns related to obsolete inventory, and to increased sales of higher margin categories, such as database sales.

Selling, general and administrative expenses declined to $8.2 million in the fourth quarter from $11.3 million in the prior year. This decline represents a concerted effort by management to curtail expenses and includes headcount reductions and lower professional fees, as well as lower variable selling expenses on lower sales. “As noted in our prior press releases, we have communicated throughout the company that operating expenses must be watched closely and each expense scrutinized before making commitments,” said Mr. Bazet. “We are pleased with the continued progress in this area and intend to remain focused on these efforts.”

Results for 2008 demonstrated considerable improvement as compared to the prior year, despite the results of the fourth quarter. As noted above, adjusted pretax income for the year was $3.6 million as compared to adjusted pretax income of $1.5 million for the prior year. This substantial improvement in adjusted earnings, generated even as sales declined to $124.7 million from $155.9 million last year, was driven by improved gross margins, which increased to 30.6 percent from an adjusted 27.2 percent last year, and by lower selling, general and administrative expenses, which declined to $34.2 million in the current year from $39.6 million in the prior year. Offsetting these improved results were the goodwill impairment charge of $20.1 million and other expenses of $1.1 million as compared to other income of $1.1 million last year. The primary driver for these other expenses was a decline of $1.6 million in the cash surrender value of life insurance that is used to fund deferred compensation programs for certain current and former executives of the company; this decline is the result of the overall decline in the financial markets and will not affect the company’s ability to meet its obligations to these executives or recover the designated costs of the deferred compensation programs.

Cobra maintained its strong balance sheet position during the fourth quarter, despite the goodwill impairment charge. The company had interest-bearing debt of $17.7 million as of December 31, 2008 and cash of $2.0 million, for net debt of $15.7 million, as compared to net debt of $18.1 million in the prior year. Inventory at the end of the fourth quarter declined to $27.5 million from $33.1 million the prior year and accounts receivable at the end of the quarter were $18.0 million, with the decline from $26.8 million reflecting lower sales in the most recent quarter. Net book value per share as of December 31, 2008 decreased to $6.57 from $10.06 one year ago, with the goodwill impairment charge representing $3.10 of that decline.

Mr. Bazet concluded with the company’s outlook for 2009. “While our current outlook remains positive, we are reluctant to offer firm guidance in light of the uncertainty surrounding the global economy. We have taken steps to weather the downturn, including a reduction in workforce of more than 10 percent and the elimination of certain selling, general and administrative expenses amounting to more than $1.2 million in annualized savings. We also have placed other expenses on hold and are prepared to trim or eliminate them if conditions deteriorate further. Our plan for the coming year is to maximize cash flows in our core Cobra product lines. At the same time, we are proceeding with the launch of new PPL products, such as asset tracking tools and GPRS-enabled speed camera locators that will continuously provide drivers with up to date road hazard information. Cobra expects to be profitable in 2009, with revenues at approximately the same levels as in 2008. However, in light of the uncertainties we are facing, the Board of Directors has deferred consideration of a dividend until its April meeting. At that time, we believe that we will have sufficient visibility into results for the year that a decision that is in the best interests of our shareholders can be made.”

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Cobra will be conducting a conference call on February 27, 2009 at 11:00 a.m. EST to discuss fourth quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance. This press release includes adjusted pretax income and adjusted gross margin, amounts that are considered non-GAAP financial measures under Securities and Exchange Commission rules. As required, a reconciliation of these measures is included herein. These adjusted, non-GAAP financial measures are included to provide investors with the means to compare financial performance between periods absent certain events that do not directly pertain to the ongoing operations of the company. These non-GAAP financial measures should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP.

Cobra Fourth Quarter Results– 5

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Net sales	$28,327	$45,401	$124,745	$155,935
Cost of sales	20,218	40,201	86,576	124,534

Gross profit	8,109	5,200	38,169	31,401
Selling, general and administrative expense	8,173	11,250	34,175	39,634
Impairment of goodwill	20,084	0	20,084	0

Loss from operations	(20,148)	(6,050)	(16,090)	(8,233)
Other income (expense):
Interest expense	(222)	(506)	(997)	(1,655)
Other, net	(702)	262	(1,143)	1,089

Loss before taxes	(21,072)	(6,294)	(18,230)	(8,799)
Tax provision (benefit)	(297)	(2,628)	598	(4,396)
Minority interest	3	(6)	(11)	(19)

Net loss	$(20,772)	$(3,672)	$(18,839)	$(4,422)

Net loss per common share:
Basic	$(3.21)	$(0.57)	$(2.91)	$(0.68)
Diluted	$(3.21)	$(0.57)	$(2.91)	$(0.68)

Weighted average shares outstanding:
Basic	6,471	6,471	6,471	6,458
Diluted	6,471	6,471	6,471	6,458

Dividends declared per common share	$—	$—	$0.16	$0.16

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Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$1,985	$1,860
Accounts receivable, net	18,017	26,804
Inventories, net	27,464	33,054
Other current assets	9,332	13,621

Total current assets	56,798	75,339

Property, plant and equipment, net	5,776	6,803

Total other assets	16,424	32,176

Total assets	$78,998	$114,318

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$2,923	$7,273
Accrued liabilities	6,274	11,151
Short-term debt	1,370	1,240

Total current liabilities	10,567	19,664

Non-current liabilities:
Long-term debt	16,301	18,745
Deferred taxes	1,983	3,772
Deferred compensation	6,516	6,320
Other long-term liabilities	1,077	679

Total non-current liabilities	25,877	29,516

Minority interest	24	23

Total shareholders’ equity	42,530	65,115

Total liabilities and shareholders’ equity	$78,998	$114,318

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Reconciliation of GAAP Pre-Tax Earnings to Adjusted Pre-Tax Earnings (Unaudited)

Cobra Electronics Corporation

Fourth Quarter and Year Ended December 31, 2008 and 2007

(in thousands)

	Fourth Quarter
	2008			2007
	Actual	Adjustment (a)	Adjusted	Actual	Adjustment (b)	Adjusted
Net sales	$28,327	$187	$28,514	$45,401	$(3,201)	$42,200
Cost of sales	20,218	33	20,251	40,201	(9,581)	30,620

Gross profit	8,109	154	8,263	5,200	6,380	11,580
Selling, general and administrative expense	8,173	9	8,182	11,250	(811)	10,439
Impairment of goodwill	20,084	(20,084)	—	—	—	—

(Loss) income from operations	(20,148)	20,229	81	(6,050)	7,191	1,141
Interest expense	(222)	—	(222)	(506)	—	(506)
Other (expense) income	(702)	778	76	262	175	437

(Loss) income before income taxes	$(21,072)	21,007	(65)	$(6,294)	7,366	1,072

Gross margin percent	28.6%		29.0%	11.5%		27.4%

(a)	Adjusted results for 2008 exclude the goodwill impairment, the loss on cash surrender value and costs associated with the Company’s Mobile Navigation strategy change in North America.
(b)	Adjusted results for 2007 exclude the loss on cash surrender value and costs associated with the Company’s Mobile Navigation strategy change in North America.

	Year
	2008			2007
	Actual	Adjustment (a)	Adjusted	Actual	Adjustment (b)	Adjusted
Net sales	$124,745	$(122)	$124,623	$155,935	$(9,367)	$146,568
Cost of sales	86,576	(286)	86,290	124,534	(17,820)	106,714

Gross profit	38,169	164	38,333	31,401	8,453	39,854
Selling, general and administrative expense	34,175	(41)	34,134	39,634	(1,887)	37,747
Impairment of goodwill	20,084	(20,084)	—	—	—	—

(Loss) income from operations	(16,090)	20,289	4,199	(8,233)	10,340	2,107
Interest expense	(997)	—	(997)	(1,655)	—	(1,655)
Other (expense) income	(1,143)	1,558	415	1,089	(17)	1,072

(Loss) income before income taxes	$(18,230)	21,847	3,617	$(8,799)	10,323	1,524

Gross margin percent	30.6%		30.8%	20.1%		27.2%

(a)	Adjusted results for 2008 exclude the goodwill impairment, the loss on cash surrender value and costs associated with the Company’s Mobile Navigation strategy change in North America.
(b)	Adjusted results for 2007 exclude the gain on cash surrender value and costs associated with the Company’s Mobile Navigation strategy change in North America.